UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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STAG Industrial, Inc.
(Name of Registrant as Specified In Its Charter)

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April 29, 2019 Annual Meeting of Stockholders Supplemental Information

Explanatory Note These materials supplement the March 20, 2019 proxy statement filed by STAG Industrial, Inc. Capitalized terms used herein have the definitions ascribed in the proxy statement. The following slide corrects the “target” performance bandwidth for NEOs other than the CEO for our 2019 annual cash incentive bonus program. For NEOs other than the CEO, the “target” performance bandwidth (the value of the bonus opportunity for target performance) as a percentage of base salary is 100%, rather than 150% as provided on page 38 of the proxy statement.

STAG INDUSTRIAL

Annual Cash Incentive Bonus Program

In response to the 2018 annual meeting voting results and to stockholder feedback and proxy advisory firm observations, our compensation committee re-designed our annual cash incentive bonus program to replace the relative TSR performance metrics with rigorous goals tied directly to company operational performance. The table below provides a summary of the recent changes made to our annual cash incentive bonus program, including the 2019 performance goals and their relative weighting:

	2018 Annual Cash Incentive Bonus Program			2019 Annual Cash Incentive Bonus Program
Performance Metrics	**100% One-Year Relative TSR Performance Goals** Relative TSR vs. Size-Based Peer Group Relative TSR vs. Industry Peer Group Relative TSR vs. MSCI US REIT Index	→	Performance Metrics	**80% Corporate Performance Goals** 50% Core FFO per Share 10% Acquisition Volume 10% Net Debt to Run Rate Adjusted EBITDAre 10% Same Store Cash NOI Growth **20% Individual Performance Goals**
Methodology	**Performance adjusted using a "muting" methodology**	→	Methodology	**Muting methodology eliminated for 2019**
Performance Bandwidths	**Bonus payout levels (threshold, target and maximum) determined based on peer market data**	→	Performance Bandwidths	**Defined performance bandwidths based on percentage of base salary** **CEO**: Threshold - 62.5%; Target - 125%; Maximum - 187.5% **Other NEOs**: Threshold - 50%; Target - 100%; Maximum - 150%